UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2010

UTEK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	814-00203	59-3603677
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2010 UTEK Corporation (the “Company”) entered into a two-year employment agreement, effective January 1, 2010, with the Company’s General Counsel, Vice President and Chief Compliance Officer; Mr. Sam Reiber. Under the terms of the employment agreement, Mr. Reiber will receive an annual base salary of $175,000 for the first year and $195,000 for the second year. In addition to his base salary, UTEK shall provide:

•	Employee may participate in all benefit plans provided by UTEK.

•

UTEK shall include Employee in its health insurance program available to its employees and shall pay 100% of the premiums for such program. Employee shall be entitled to four weeks of paid vacation each year of employment.

•

Employee shall be granted 25,000 stock options; the strike price is to be set at the closing market price at the close of business on the first day of the open trading window following the Commencement Date of this Agreement, according to the terms of UTEK’s employee stock option program. In addition, Employee shall be granted (subject to board and shareholder approval) 10,000 shares of restricted stock, which will vest one year from the date of the grant.

•

In the event of termination by Utek during the term of the employment agreement, other than for Cause, Employee shall be entitled to a one time lump sum payment equal to six months based upon the base salary.

Item 9.01.	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit No.	Description
99.1	Employment Agreement with Sam Reiber dated February 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTEK CORPORATION

Date: February 8, 2010	By:	/s/ Carole R. Wright
	Name:	Carole R. Wright
	Title:	Chief Financial Officer